EXHIBIT 3.1

CERTIFICATE OF ELIMINATION

of

FIXED RATE CUMULATIVE PERPETUAL SENIOR PREFERRED STOCK,
SERIES B

of

EOG RESOURCES, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), EOG Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

I. That, pursuant to Section 151 of the DGCL and authority granted in the Restated Certificate of Incorporation of the Company, as amended, the Board of Directors of the Company, by resolutions duly adopted, established the powers, designations, preferences and relative, participating and other rights of, and the qualifications, limitations and restrictions on, a series of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B (the "Series B Preferred Stock") and, on July 19, 2000, filed a Certificate of Designation, Preferences and Rights (the "Certificate of Designation") with respect to the Series B Preferred Stock in the office of the Secretary of State of the State of Delaware.

II. That all shares of the Series B Preferred Stock have been repurchased by the Company, no shares of the Series B Preferred Stock remain outstanding and no shares of the Series B Preferred Stock will be issued subject to the Certificate of Designation.

III. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by a Certificate of Designation, Preferences and Rights (the "Certificate of Designation") filed with the office of the Secretary of State of the State of Delaware on July 19, 2000, the Company established the powers, designations, preferences and relative, participating and other rights of, and the qualifications, limitations and restrictions on, a series of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B (the "Series B Preferred Stock");

WHEREAS, all shares of the Series B Preferred Stock have been repurchased and, as a result, no shares of the Series B Preferred Stock are outstanding, and no shares thereof will be issued subject to the Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be eliminated from the Restated Certificate of Incorporation, as amended, of the Company.

NOW, THEREFORE, IT IS HEREBY RESOLVED, that no shares of the Series B Preferred Stock are outstanding, and no shares thereof will be issued subject to the Certificate of Designation;

FURTHER RESOLVED, that all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be eliminated from the Restated Certificate of Incorporation, as amended, of the Company;

FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized to execute and file a Certificate of Elimination with respect to the Series B Preferred Stock with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions, whereupon all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock shall be eliminated from the Restated Certificate of Incorporation, as amended, of the Company; and

FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized, for and in the name and on behalf of the Company, under its corporate seal or otherwise, to take any and all further action, to execute and deliver all such documents and instruments, to pay all such expenses, and to do or cause to be done any and all further things as may be, in their sole discretion, necessary, appropriate or advisable to carry into effect the purposes and intentions of the foregoing resolutions, including, but not limited to, the termination of BNY Mellon Shareowner Services (or its affiliate, as appropriate) as the transfer agent and registrar for the Series B Preferred Stock and the termination of any related agreements or arrangements.

IV. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as amended, of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer as of this 6th day of March 2008.

EOG RESOURCES, INC.

By: /s/ Helen Y. Lim
Name: Helen Y. Lim
Title: Vice President and Treasurer